EXHIBIT 4.3

[LOGO APPEARS HERE]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Amended Certificate of Designation Before Issuance of Class or Series (PURSUANT TO NRS 78.1955)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

DDS Technologies USA, Inc., a Nevada corporation

2. The original class or series of stock set forth:

Series B 7% Convertible Preferred Stock, $0.0001 par value per share (“Series B Preferred”).

3. By a resolution of the board of directors the original class or series is amended as follows:

RESOLVED, that the conversion price of the Series B Preferred is reduced from $.70 to $.50 per share.

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):	/s/ Joseph N. Fasciglione

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.1955 Before Issue 2003

Revised on: 09/28/05